Exhibit 4.12

UGOVOR O PROJEKTOVANJU I
IZVOĐENJU RADOVA

Zaključen dana __________ godine između:

CCSC TECHNOLOGY DOO BEOGRAD sa sedištem u Beogradu, ul. Savska br. 13, matični broj: 21990086, koga zastupa direktor ______________ (u daljem tekstu: Naručilac)

i

KONSTRUKTOR KONSALTING DOO BEOGRAD., sa sedištem u ulici Oslobođenja 10, Rakovica, Beograd, matični broj 17588338, koga zastupaju direktori Vesna Prodanović i Dragan Brkić uz supotpis Ognjena Kisina, osnivača (u daljem tekstu: Izvođač)

(u daljem tekstu takođe pojedinačno označeni i kao Ugovora strana a zajedno označeni kao Ugovorne strane)

S OBZIROM DA

-   Naručilac namerava da angažuje Izvođača da projektuje i izvede radove u vezi sa izgradnjom Proizvodnog objekta a Izvođač radova je spreman da preuzme obavezu da projektuje predmetni Proizvodni objekat i izgradi isti po sistemu “ključ u ruke”,

-     Izvođač garantuje da poseduje neophodno tehničko i tehnološko iskustvo i da će obezbediti odgovarajuću opremu, material, radnu snagu i resurse kako bi Naručiocu obezbedio projekat za izvođenje Proizvodnog objekta i kako bi obezbedio izvođenje građevinskih radova,

-     Izvođač garantuje da ispunjava sve zakonske uslove za projektovanje i izvođenje građevinskih radova kao i da ne postoje prepreke da Izvođač zaključi ovaj Ugovor sa Naručiocem,

DESIGN AND BUILD CONTRACT

Concluded on 14 Nov 2025, by and between

CCSC TECHNOLOGY DOO BEOGRAD, with registered office in Belgrade, Savska Street no. 13, registration no: 21990086, represented by Director Mr Kung Lok CHIU (hereinafter: the Client)

and

KONSTRUKTOR KONSALTING DOO BEOGRAD, with registered office at Oslobođenja 10, Rakovica, Belgrade, registration no. 17588338, represented by directors Vesna Prodanovic and Dragan Brkić with countersignature of Ognjen Kisin (hereinafter: the Contractor)

(hereinafter also individually referred to as the Party and jointly referred to as the Parties)

WHEREAS

-     the Client intends to engage the Contractor to design and carry out works related to the construction of Client’s Production facility and the Contractor is willing to undertake the obligation to design the subject Production facility and to construct the same according to the “turnkey” system,

-     the Contractor guarantees that it possesses the requisite technical and technological background and shall provide the suitable equipment, materials, labour and resources for providing the Client with Execution design of the Production facility and providing the execution of the construction works,

-     the Contractor guarantees to have fulfilled all legal conditions for the project design and execution of construction works and that there is no setback for the Contractor to conclude this Contract with the Client,

-  Naručilac garantuje da ispunjava sve zakonske uslove kao i da poseduje sve potrebne saglasnosti, odobrenja, dozvole, sredstva i slično za zaključenje i izvršenje prava i obaveza preuzetih ovim ugovorom,

-     Nakon prijateljskih pregovora, Naručilac i Izvođač su se saglasili da zaključe ugovor, u skladu sa uslovima koji su navedeni u daljem tekstu:

ZNAČENJE IZRAZA I TUMAČENJE

Član 1.

Osim ukoliko kontekst izričito označava drugačije, sledeći izrazi u ovom Ugovoru imaće značenje koje im je dodeljeno u nastavku, uključujuči srodne izraze koji imaju odgovarajuće značenje:

„Avans” označava avansno plaćanje, izvršeno od strane Naručioca, na način predviđen članom 11. ovog ugovora.

„Garancija na primljeni avans” označava garanciju koje je Izvođač radova dužan da pruži Naručiocu, radi obezbeđenja datog avansa, na način predviđen članom 24 Ugovora.

„Merodavno pravo” označava sve zakone, podzakonske akte, kodekse, uredbe, i ostala opšta pravila koja se primenjuju u Republici Srbiji, i sva rešenja, dozvole, licence, odobrenja, odluke, zabrane, uredbe i slično, radnje bilo kog državnog organa i sve odredbe u skladu sa kojima treba postupati, a koje se odnose na izvršenje radova, u svim slučajevima u meri u kojoj se odnose na Ugovor ili neposredno ili posredno utiču na Ugovor, Ugovorne strane i Radove ili bilo koji njihov deo.

„Organi” označava sve zakonodavne i upravne organe, tela centralne, regionalne ili lokalne javne vlasti, osobe ili institucije kojima je povereno vršenje suverene nadležnosti, koje imaju ili tvrde da imaju nadležnost nad svim delovima ili bilo kom delu Gradilišta ili Proizvodno, skladišno - poslovnog objekta u Republici Srbiji.

-       the Client guarantees to have fulfilled all legal conditions and that he has all requirable consents, approvals, permits, funds etc. for the conclusion of the contract and enforcement of all the rights and obligations under this Contract;

-      after friendly consultations, the Client and the Contractor have agreed to enter into a contract, according to the terms and conditions set forth hereunder;

DEFINITIONS AND INTERPRETATION

Article 1.

Unless the context clearly indicates a contrary intention, the following expressions in this Contract shall bear the meanings assigned to them bellow and cognate expressions bearing corresponding meanings:

“Advance” means the advance payment made by the Client as provide in Article 11 of this Contract.

“Advance Payment Guarantee” means a guarantee on received advance, which the Contractor is obliged to provide to the Client in manner described in article 24 of this Contract.

“Applicable laws” means all laws, regulations, codes, statutes and other rules of general applicability in Republic of Serbia, and all orders, permits, licenses, concessions, judgments, injunctions, decrees and the like, action of any governmental authority, and all the provisions which are to be observed pursuant to the norms and regulations associated with performance of the Works, in each case to the extent applicable to or directly or indirectly affecting the Contract contemplated hereunder, the Parties and the Works or any part thereof

“Authority” means all legislative and administrative authorities, bodies of central, regional or local public law entities, persons or institutions entrusted with sovereign competence having or claiming jurisdiction over all or any part of the Site and Production facility or the use thereof in the Republic of Serbia.

„Radni dan” označava radni dan u Republici Srbiji.

“Nalozi za promenu” označavaju neophodni pisani nalog za promenu u pogledu promene roka izvođenja radova i ugovorne cene, koji je izdat i odobren od strane Naručioca, sve navedeno u članu 21. Ugovora.

“Zahtev za izmenu” je zahtev za tehničku promenu podnet od strane Naručioca i opisan u članu 21. Ugovora.

„Datum završetka” označava poslednji Dan vremena za završetak iz člana 17 ovog Ugovora.

„Građevinski dnevnik” označava dokument beleženja dnevnih aktivnosti na Gradilištu, koju potpisuju lice koje vrši Stručni nadzor i Odgovorni izvođač radova u skladu sa Merodavnim pravom.

„Građevinska dozvola” označava konačno i pravnosnažno rešenje o odobrenju za izgradnju, izdato od strane nadležnog organa dana 26.05.2025. godine broj ROP-MER- CPI-2/2025.

„Spefikacija građenja” označava sve tehničke specifikacije koje se odnose na Radove koji proističu iz Tehničke dokumentacije kao i projekat za građevinsku dozvolu, Građevinsku dozvolu.

„Ugovor” označava ovaj Ugovor o projektovanju i izvođenju radova zajedno sa svim Prilozima koji čine njegov sastavni deo.

„Ugovorena cena” označava paušalni iznos naknade koji se isplaćuje Izvođaču u vezi sa izvođenjem i završetkom Radova, na način definisan članom 10. ovog Ugovora.

„Zemlja” označava teritoriju Republike Srbije.

„Dan” označava jedan kalendarski dan, osim ako je izričito navedeno drugačije.

“Projekt menadžer” označava rukovodioca Radova koga određuje Izvođač, sa ovlašćenjem da vodi koordinira i kontroliše sve aktivnosti koje se odnose na vršenje Radova.

“Business day” means a working day in the Republic of Serbia.

“Change orders” means a requested written order for a change regarding the changes of the completion term and contract price, issued and approved by the Client, all prescribed in the article 21 of the Contract.

“Request for change” is request for technical change issued from the Client and prescribed in article 21. of the Contract.

“Completion date” means the last Day of the Time for Completion from Article 17 hereof.

“Construction book” means the document recording daily activities on Site to be subscribed by the person performing expert supervision and the Site manager according to applicable law.

“Construction permit” means final and legally binding decision on approval of construction granted by the competent Authority on 26th May, 2025 number ROP-MER- CPI-2/2025.

“Construction Specifications” means all the technical specifications regarding the Works resulting from the Technical Documentation as well as Building permit design and Construction permit.

“Contract” means this Design and Build Contract together with all its Appendixes that are its integral part.

“Contract price” means the lump-sum amount of the consideration payable to the Contractor in respect of the execution and completion of the Works, as defined in Article 10. of this Contract.

“Country” means the territory of the Republic of Serbia.

“Day” means one calendar day, unless stated specifically to the contrary.

“Odgovorni izvođač radova” označava rukovodioca Radova koga određuje Izvođač, sa ovlašćenjem da rukovodi građenjem Proizvodnog objekta, odnosno izvođenjem radova i poseduje sve licence propisane Merodavnim pravom.

“Dan zaključenja” označava dan zaključenja (potpisivanja) ovog Ugovora od strane obe Ugovorne strane. Ukoliko Ugovorne strane potpišu ovaj Ugovor na različiti datum, smatraće se da je Ugovor zaključen kasnije od ta dva datuma, odnosno kasniji od ta dva datuma smatraće se Danom zaključenja.

„EUR” označava Euro, zvaničnu valutu u Evropskoj Uniji.

„Okončana situacija” označava dokument koji dostavlja Izvođač Naručiocu nakon izvršene Primopredaje Radova i nakon izdavanja Pozitivnog zapisnika o tehničkom prijemu.

„Zapisnik o primopredaji” označava zapisnik o primopredaji koji će biti sačinjen na dan primopredaje, u skladu sa članom 22. ovog Ugovora.

„Mesečna situacija” označava bilo koju situaciju izdatu od strane Izvođača izuzev Okončane situacije.

„Proizvodni objekat” označava predmet ovog Ugovora bliže opisan u članu 3 ovog Ugovora.

„NBS” označava Narodnu banku Srbije.

„Garancija za dobro izvršenje posla” označava garanciju za dobro izvršenje posla koju Izvođač dostavlja Naručiocu, na način predviđen u članu 25. ovog Ugovora.

„Predstavnik Izvođača” označava osobu imenovanu od strane Izvođača koja je u potpunosti opunomoćena i ovlašćena da nastupa za račun i u ime Izvođača radova u svim pitanjima koja se odnose na ovaj Ugovor.

“Project manager” means the manager of Works appointed by the Contractor with the power to lead, co-ordinate and control all the activities related to the execution of Works.

“Site manager” means the manager of Works appointed by the Contractor who manages the construction of the Production facility i.e. the execution of the works and has all the licenses by the Applicable laws.

“Effective Date” shall mean the date of execution (signing) of this Contract by both Parties. Should the Parties sign this Contract on different dates, it shall be considered that the Contract has been entered on the later of such two dates, i.e. the later of such two dates shall be considered as the Effective Date.

“EUR” means Euro, being official currency in the European Union.

“Final Payment Certificate” means the certificate that will be delivered by the Contractor to the Client when the handover of Works is completed and after the issuance of the Positive report of the technical inspection.

“Handover protocol” means handover protocol made on the date of handover in accordance with article 22 of this Contract.

“Monthly payment certificate” means any payment certificate issued by the Contractor other than the Final Payment Certificate.

“Production facility” means the subject of this Contract determined in article 3 of this Contract.

“NBS” means the National bank of Serbia.

“Performance guarantee” means the performance guarantee to be provided to the Client by the Contractor in terms of article 25. of this Contract.

“Representative of the Contractor” means the person appointed by the Contractor who shall be fully authorized and empowered to act for and on behalf of the Contractor in all matters pertaining to this Contract.

„RSD” označava dinar Republike Srbije, kao zvaničnu valutu u Republici Srbiji.

„Gradilište” označava kat. parcelu br. 60/6 i 60/7 katastarska opština Brest.

„Stručni nadzor” označava osobu koja je imenovana od strane Naručioca radi vršenja stručnog nadzora nad izvođenjem Radova u ime Naručioca, a koja ispunjava uslove predviđene Merodavnim pravom.

„Tehnička dokumentacija” označava detaljne specifikacije i opise u vezi sa Radovima shodno članu 7 ovog Ugovora.

„Dinamički plan” označava vremenske planove za izvođenje Radova, kojim se, između ostalog preciziraju različite faze izvođenja Radova, koji je izrađen od strane Izvođača i odobren od strane Naručioca. Dinamički plan koji odobri Naručilac smatraće se sastavnim delom ovog Ugovora koji će biti priložen uz Ugovor kao Prilog 3 Ugovora.

„Pozitivni zapisnik o tehničkom prijemu” označava konačni izveštaj o tehničkom pregledu izvedenih Radova od strane Izvođača na Gradilištu, izdat od strane komisije nadležne za tehnički pregled izvedenih Radova u skladu sa Zakonom i pozitivni izveštaj nadležnog Ministarstva unutrašnjih poslova (protivpožarne policije).

„Radovi” označavaju izvršenje svih radova na izgradnji Proizvodnog objekta na Gradilištu, detaljno navedenih i definisanih u Tehničkoj dokumentaciji odnosno označava uslugu izgradnje koju je Izvođač dužan da izvrši i to: izrada Projekta za izvođenje (PZI), arhitektonsko građevinske radove, spoljno uređenje, hidrotehničke instalacije, elektro instalacije, telekomunikacione i signalne instalacije, sistem za dojavu požara, HVAC instalacije, bezbednost od požara, a sve na način preciziran i definisan u Tehničkoj dokumentaciji, u cilju završetka Proizvodnog objekta i pribavljanja Pozitivnog zapisnika o tehničkom prijemu.

„Garancija na ime garantnog roka” označava garanciju koju Izvođač dostavlja Naručiocu, na način predviđen u članu 28. ovog Ugovora.

“RSD” means the Republic Serbia dinar, being official currency in the Republic of Serbia.

“Site” means cadastral plot no 60/6 and 60/7 cadastral municipality Brest.

“Site Supervision” means a person who is appointed by the Client for the purpose of performing expert supervision of the execution of Works in front of the Client, who meets the requirements prescribed by the Applicable laws.

“Technical documentation” means detailed specifications and descriptions in respect of the Works and article 7 of this Contract.

“Time schedule” means a time schedules for the execution of Works specifying, inter alia, the various stages of the execution of the Works prepared by the Contractor and approved by the Client. Time Schedule which is approved by the Client will be deemed as an integral part of this Contract, and will be enclosed to the Contract as the Appendix 3 to the Contract.

“Positive report of the technical inspection” means final report on technical examination of all the Works performed by the Contractor at the Site, issued by commission in charge for technical examination of the Works in accordance with the Laws including the positive report of the competent Ministry of Internal Affairs (fire police)

“Works” mean execution of all works on construction of phase I of the Production facility on the Site, as in detail specified and defined in Technical Documentation i.e. means construction services to be provided by the Contractor, including preparation of Execution design (PZI), architectural and structural works, external areas and landscaping, hydrotechnical installations, electrical installations, telecommunications and signal installations, fire alarm system, HVAC installations, fire safety, as detailed, specified and defined in the Technical Documentation, in order to complete the Production facility obtain issuance of Positive report of the technical inspection.

“Proizvodna oprema” označava opremu koju instalira Naručilac i koja će biti korišćena u proizvodnom procesu.

Član 2.

Svi pojmovi u ovom Ugovoru koji su gore definisani, primenjuju se bez obzira da li su navedeni u jednini ili množini; definisani pojmovi su naznačeni velikim početnim slovom.

Bilo koja reč ili fraza definisana u uvodnom delu ili daljem tekstu ovog Ugovora u suprotnosti sa definisanjem u članu 1 imaće značenje koje joj je dodeljeno u članu 1, osim ukoliko je suprotno izričito navedeno ili suprotno proizlazi iz samog kontektsta.

Svi naslovi i podnaslovi odeljaka i upotreba bold formatiranja nisu od uticaja na tumačenje bilo koje odredbe ovog Ugovora.

Svako upućivanje na reči “uključuje” ili “uključujući” tumačiće se bez izuzetaka.

Upućivanje na vreme tokom dana odnosi se na vreme tokom dana u skladu sa Centralnom evropskom vremenskom zonom.

Svi prilozi uz ovaj Ugovor predstavljaju sastavni deo ovog Ugovora.

Svi zakoni, uredbe, rešenja, pravilnici, standardi ili odredbe koje se pominju u ovom Ugovoru uključuju svaku izmenu zakona i obuhvataju odredbe u važećoj verziji.

Svako upućivanje na Ugovornu stranu se takođe odnosi i na njene sukcesore i sledbenike kao i na sve sledeće sukcesore i sledbenike odnosne Ugovorne strane.

Sledeća dokumenta čine sastavni deo ovog Ugovora i svaki od njih će se smatrati i tumačiti kao sastavni deo ovog Ugovora:

- br. 1 – Ponuda sa tenderskom dokumentacijom, Projektom za građevinsku dozvolu i Građevinskom dozvolom;

- br. 2 – Situacioni plan;

- br. 3 – Dinamički plan;

- br. 4 – Vendor lista;

“Guarantee for the warranty period” means the guarantee to be provided to the Client by the Contractor in terms of article 28. of this Contract.

“Production Equipment” means equipment installed by the Client which will be used in the production process.

Article 2.

All definitions set forth in this Contract can be applied whether stated in the singular or plural, the defined terms shall appear in capitalized letters.

Any word or phrase defined in the recitals or in the further text of this Contract as opposed to being defined in the Article 1 shall have the meaning assigned to it in Article 1, unless the contrary is expressly stated or the contrary clearly appears from the context.

All headings and sub-headings of sections and use of bold typeface shall not affect the interpretation of any provision of this Contract.

Any reference to the word “includes” or “including” shall be construed without limitation.

Any reference to time during the day refers to time during the day according to the Central European Time.

Any schedules hereto shall constitute an integral part of this Contract.

All the laws, decrees, orders, regulations, standards or other provisions referred to in this Contract shall include any innovations to the law and include provisions in the valid version.

Any reference to a Party hereto shall also be a reference to its successors and assigns and any subsequent successors and assigns of the respective Party.

The following documentation shall constitute part of this Contract and each shall be considered and construed as integral part of this Contract.

- No. 1 – Offer with tender documentation, Building permit design and Construction permit;

- No. 2 – Site Layout;

- No. 3 – Time schedule;

- No. 4 – Vendor list;

- br. 5 – Nacrt bankarske garancije za avans;

- br. 6 – Nacrt bankarske garancije za dobro izvršenje posla;

- br.7 – Nacrt bankarske garancije za garantni rok;

- br. 8 – Nacrt polise osiguranja;

- br. 9 - Obračunska tabela realizacije radova

- br. 10 – Spisak potencijalnih Podizvođača

U slučaju neslaganja i/ili nedoslednosti između odredaba gore navedenih dokumenata u vezi obima Radova, u određivanju redosleda prioriteta dokumenata se, primenjuje se redosled po kojem su dokumenti navedeni u prethodnom stavu.

PREDMET UGOVORA

Član 3.

Ovim ugovorom Izvođač se obavezuje da, na način i u obimu koji su predviđeni ovim ugovorom, a saglasno usvojenoj Ponudi KK 214-1/25 od dana 16.07.2025. godine koja je prilog 1 uz ovaj Ugovor, Tehničkoj dokumentaciji i drugim prilozima uz ovaj Ugovor, za potrebe Naručioca izvrši projektovanje i izgradnju Proizvodnog objekta koji će biti sagrađen na katastarskoj parceli br. 60/6 i 60/7, Katastarska opština Brest po sistemu “Ključ u ruke”.

Izvođač se obavezuje da u sklopu predmeta ugovora izvede Radove koji uključuju: izradu Projekta za izvođenje (PZI), arhitektonsko građevinske radove, spoljno uređenje, hidrotehničke instalacije, elektro instalacije, telekomunikacione i signalne instalacije, sistem za dojavu požara, HVAC instalacije, bezbednost od požara.

Radi izbegavanja svake sumnje, kupovina, instalacija i puštanje Proizvodne opreme u rad kao i svi povezani procesi predstavljaju obavezu Naručioca.

Ukupna bruto površina svih objekata iznosi cca. 2,922.21 m2.

- No. 5 – Draft of the advance bank guarantee;

- No. 6– Draft of the Performance bank guarantee;

- No. 7 – Draft of the warranty bank guarantee;

- No 8. – Draft of the insurances policy;

- No 9 – Calculation table for realization of the works

- No 10 – List of potential Subcontractors

In case of any discrepancy and/or inconsistency between the provisions of the abovementioned documents regarding the scope of Works, in determining the priority order of documents it shall be applied the order under which the documents are stated in the previous paragraph.

SCOPE OF THE CONTRACT

Article 3.

Contractor is obligated under the terms and in the scope determined under this Contract and according to the accepted Proposal KK 214-1/25 dated 16.07.2025. as the Appendix 1 to this Contract, Technical documentation and other appendixes to this Contract, for the Client’s needs, design and construct of the phase I of the Production facility which will be built on the cadastral parcel number 60/6 i 60/7, Cadastral municipality Brest by the “turnkey” system.

In the scope of the subject of this agreement, Contractor is obliged to perform the Works which include: preparation of Execution design (PZI), architectural and structural works, external areas and landscaping, hydrotechnical installations, electrical installations, telecommunications and signal installations, fire alarm system, HVAC installations, fire safety.

For the avoidance of any doubt, purchase, installation and commissioning of the Production equipment and all related procedures are Client’s obligation.

Total gross area of all buildings here included is app. 2,922.21 m2.

Član 4.

Izvođač se obavezuje da će Radove iz člana 3 ovog Ugovora izvesti stručno i kvalitetno, sa kvalifikovanom radnom snagom, u skladu sa tehničkim propisima, normativima i standardima koji važe na teritoriji Republike Srbije.

Izvođač će izvoditi Radove stručno i kvalitetno uz upotrebu svog materijala koji će zadovoljavati zahtevane standarde, kvalitet i vrste određene u projektima koje Izvođač priprema u skladu sa ovim Ugovorom.

Potpisom na ovom Ugovoru, Izvođač potvrđuje da raspolaže svim resursima neophodnim za izvođenje Radova.

Član 5.

Izvođač je dužan da potvrdi tačnost svakog podatka, opisa i informacija, bez obzira da li su dostavljeni od strane Naručioca ili ne, tako što je u obavezi da proveri svaku stavku. Izvođač je dužan da obavesti Naručioca o svakom neslaganju, nejasnoći ili propustu koji je otkriven u Tehničkoj dokumentaciji, odmah po njenom otkrivanju. Osim toga, dužan je da bez odlaganja obavesti Naručioca o svim poteškoćama ili potencijalnim poteškoćama koje se tiču izvođenja Radova. Podaci i informacije sadržane u Tehničkoj dokumentaciji su informacije koje su u ovom trenutku dostupne Naručiocu.

Izvođač snosi rizik tumačenja podataka u vezi sa Gradilištem i rizik promenjenih fizičkih uslova na Gradilištu, osim promena koje razumno nisu mogle biti predviđene ni od strane iskusnog izvođača.

PROUČAVANJE I PROMENA TEHNIČKE
DOKUMENTACIJE

Član 6.

Izvođač se obavezuje da za potrebe Naručioca izvrši uslugu izrade Projekta za izvođenje.

Article 4.

Contractor shall carry out Works referred to in the Article 3 professionally and in a quality manner, with qualified workforce, in accordance with technical regulations, norms and standards applicable on the territory of the Republic of Serbia.

Contractor shall perform the Works in a professional and proper manner, with its own material which will satisfy all required standards, quality and types set forth in designs prepared by the Contractor.

By signing this Contract, the Contractor confirms that all the resources needed for the execution of Works stand at his disposal.

Article 5.

The Contractor shall verify accuracy of any data, descriptions and information, no matter supplied by the Client or not, and the Contractor is obliged to check each and every item. The Contractor will bring to the attention of the Client any discrepancies, ambiguities or omissions discovered in the Technical Documentation immediately upon their discovery. Furthermore, it shall advise the Client forthwith of any identified difficulties or potential difficulties for execution of the Works. Data and information contained in the Technical Documentation are according to the best information currently available to the Client.

The Contractor bears the risk of interpreting the Site data and the risk of changed physical conditions on the Site, except changes that could not reasonably have been foreseen by an experienced contractor.

EXPLORATION AND CHANGES IN TECHNICAL DOCUMENTATION

Article 6.

For the needs of the Client, the Contractor is obliged to perform the service of designing of Execution Design.

Projekat iz stava 1. ovog člana mora da bude izrađen tako da se na osnovu njega može dobiti Pozitivni zapisnik o tehničkom pregledu, odnosno izvoditi Radovi, samostalno ili sa drugom dokumentacijom.

Član 7.

Naručilac je obavezan da preda Izvođaču Specifikacije građenja i tehničku dokumentaciju, crteže i sve druge neophodne podatke vezane za tehnologiju proizvodnje, radi izrade Tehničke dokumentacije od strane Izvođača.

Izvođač je dužan da blagovremeno i detaljno prouči Specifikacije građenja na osnovu kojih se izrađuje Tehnička dokumentacija saglasno ovom Ugovoru, kao i da od Naručioca blagovremeno, pisano, zatraži objašnjenje u vezi sa nedovoljno jasnim detaljima.

Naručilac je dužan da postupi po zahtevima Izvođača i da mu u primerenom roku, u pisanoj formi, pruži traženo objašnjenje.

Član 8.

Naručilac ima pravo da menja funkcionalno tehnološke zahteve u okviru parametara Građevinske dozvole.

Ako se izmeni zahtev, u skladu sa stavom 1. ovog člana, saglasno tome može se promeniti i Ugovorena cena, rok za izradu Tehničke dokumentacije i izvođenje Radova i drugi delovi ovog Ugovora na koje utiču izmene projektnog zadatka.

Izvođač se obavezuje da blagovremeno obavesti Naručioca u pisanoj formi o potencijalnim izmenama Ugovorene cene, odnosno, novim cenama, promenama rokova za pripremu Tehničke dokumentacije i izvođenje Radova i drugih delova Ugovora na koje utiču zahteva, svim potencijalnim troškovima, kao i da zatraži odobrenje Naručioca za predmetne izmene.

Design from the paragraph 1 of this Article should be prepared in such a way that a Positive report of the technical inspection can be obtained i.e. Works can be performed, independently or with other documentation.

Article 7.

Client is obliged to submit to the Contractor Construction Specifications, technical documentation, drawings and all other necessary data related to production technology, for the preparation of the Technical documentation by the Contractor.

Contractor is obliged to study the Construction Specifications in a timely and detailed manner, on the basis of which the Technical documentation should be prepared in accordance with this agreement, as well as to ask the Client promptly, in writing, for clarification regarding insufficiently clear details.

The Client is obliged to act on the Contractor’s requests and provide him with the requested explanation within a reasonable time, in writing.

Article 8.

The Client may change the functional technological requirements within the parameters of the Construction Permit.

If the requirements is modified in accordance with paragraph 1 of this article, the Contract price, the deadline for the preparation of the Technical documentation and the execution of Works and other parts of this Contract that are affected by the changes of the design task might be changed accordingly.

The Contractor undertakes to timely inform the Client in writing regarding the potential change of Contract price i.e. new contracted prices, change of the deadline for the preparation of the Technical documentation and the execution of Works and other parts of this Contract that are affected by the changes of the requirements, all potential costs and to ask for the Client’s approval of such changes.

Troškovi koji nastanu u vezi sa promenom Tehničke dokumentacije i izvođenjem Radova usled izmene zahteva iz stava 1 ovog člana u padaju na teret Naručioca.

PREDSTAVNIK IZVOĐAČA

Article 9.

U svrhu izvršenja ovog Ugovora, Izvođač će imenovati Projektnog menadžera, Odgovornog izvođača radova i Predstavnika izvođača.

Predstavnik izvođača je opunomoćen i ima ovlašćenja da istupa u ime i za račun Izvođača u svim stvarima koje se odnose na ovaj Ugovor.

Izvođač se obavezuje da obezbedi prisustvo Odgovornog izvođača radova na Gradilištu, u toku Radova na dnevnom nivou.

Projektni menadžer je ovlašćen i obavezan da bude prisutan na Gradilištu svake nedelje (sedmice).

Odgovorni izvođač radova će voditi računa da građevinska dokumentacija bude ažurirana i na raspolaganju Naručiocu i Stručnom nadzoru sve vreme, te da prima njihova obaveštenja i primedbe.

Izvođač radova je dužan da obezbedi mogućnost kontaktiranja Projektnog menadžera i/ili Predstavnika izvođača u bilo kom momentu, uključujući i vreme izvan radnog vremena, vikende i državne praznike u slučaju hitnih poslova ili situacija.

Sva uputstva data Predstavniku izvođača od strane Predstavnika naručioca smatraće se datim Izvođaču radova.

UGOVORENA CENA I PLAĆANJE

Član 10.

Predračunska ugovorna cena iz Ponude koja je sastavni deo ovog Ugovora, kao Prilog br.1 iznosi 2,175,452.78 € (slovima: dva miliona stotinu sedamdesetpet hiljada četiri stotine pedesetdva i 78/100 evra) bez PDV-a.

Cena je definisana po sistemu „ključ u ruke”.

Costs incurred in relation to the changes of the Technical documentation and execution of Works due to the modification of the requirements in accordance with paragraph 1 of this article shall be borne by the Client.

CONTRACTOR’S REPRESENTATIVE

Article 9.

For the purpose of executing this Contract the Contractor shall appoint the Project manager, Site manager and the Representative of the Contractor.

The Representative of the Contractor shall be fully authorized and empowered to act for and on behalf of the Contractor in all matters pertaining to this Contract.

The Contractor undertakes to ensure the attendance of the Site manager during the Works on Site on daily basis

The Project manager shall be authorized and obliged to be present on the Site every week.

The Site manager shall take care that site documentation is kept up-to-date and at disposal of the Client and Supervising engineer at all times, and to receive their notices.

The Contractor shall ensure that it is possible to contact the Project manager and/or Representative of the Contractor at any time, including outside working hours, on weekends and during public holidays in the case of urgent matters or emergencies.

Any notice given to the Representative of the Contractor by the Clients Representative shall be deemed given to the Contractor.

CONTRACT PRICE AND PAYMENT TERMS

Article 10.

Estimated contract price from the Proposal which is an integral part of this Agreement, as Appendix 1 amounts 2,175,452.78 € (in letters: two million one hundred seventy-five thousand four hundred fifty-two and 78/100 euros) excluding VAT.

The price is defined by the turnkey system.

Predračunska ugovorena cena iz stava 1 ovog člana predstavlja paušalni iznos procenjen za završetak Radova na način i u obimu koji su predviđeni ovim Ugovorom.

Ugovorena cena predstavlja paušalni iznos procenjen za završetak Radova, u skladu sa Dinamičkim planom koji je prilog 3 ovog ugovora, i uključuje protivvrednost svih troškova potrebnih za kompletno izvršenje radova. Sve zakupnine, naknade, troškove, poreze, zadržavanja, namete ili druge dažbine bilo koje prirode koje se moraju platiti u vezi sa Opremom, Uslugama i Radovima i drugim isporukama po ovom Ugovoru unutar i van Zemlje snosiće Izvođač radova, a smatraće se da Ugovorna cena uključuje sve gore navedeno.

Cena Radova se može usklađivati sa aktuelnim cenama elemenata ponuđenih pozicija na osnovu kojih je ista formirana.

Ne obračunavaju se viškovi i manjkovi Radova, osim ukoliko se uvodi nova pozicija Radova koja nije definisana Ponudom koja predstavlja Prilog 1, za koje će cene i rok formirati zajednički Naručilac i Izvođač.

Na cenu za izvođenje građevinskih radova se prema Merodavnom pravu ne obračunava PDV.

Plaćanje je po srednjem kursu NBS na dan plaćanja.

Član 11.

Naručilac će plaćati Ugovorenu cenu na sledeći naćin:

Avans 10% od Ugovorene cene u iznosu od 217,545,27 EUR (bez PDV) u roku od 10 (deset) dana od kumulativnog ispunjenja sledećih uslova: potpisivanje ovog Ugovora, ispostavljanje avansnog predračuna, dostavljanje od strane Izvođača sredstava obezbeđenja iz člana 24 i 25 ovog Ugovora.

Estimated contract price referred to in the paragraph 1 of this Article is a lump sum amount that had been forecasted for the completion of Works in the manner and to the extent provided in this Contract.

The contract price is a lump sum amount that had been forecasted for the completion of Works in accordance with the Time schedule that is an integral part of this agreement as the appendix 3 and includes the counter value of all charges needed for the full execution of the works. Any rentals, fees, charges, taxes, withholdings, levies, imposts or other duties of whatever nature required to be paid in connection with the Equipment, Services and Works and other deliverables under this Contract inside and outside the Country shall be borne by the Contractor and the Contract Price shall be deemed to include any of the foregoing.

The Works price can be adjusted to the current prices of the elements of the offered positions on the basis of which it was formed.

No surpluses and shortages of Works are calculated unless a new position of Works that is not defined by the Proposal representing the Appendix 1 is introduced, for which prices and deadlines will be formed jointly by the Client and Contractor.

Price for construction works is not subject to VAT according to Applicable laws.

Payment is by the middle exchange rate of the NBS on the day of payment.

Article 11.

The Contract price will be paid by the Client in the following manner:

An advance of 10% of the Contract price in the amount of 217,545,27 EUR (excluding VAT) within 10 (ten) days from the cumulative fulfillment of the following conditions: signing of this Contract, issuing of the pre-invoice for the advance, delivering by the Contractor the securities referred to in Articles 24 and 25 of this Contract.

Avans će se proporcionalno dobijenom procentu avansa od 10% odbijati od mesečnih situacija.

Preostali deo Ugovorene cene, biće plaćen putem privremenih mesečnih situacija, koje će Izvođač dostavljati na 30 dana, odnosno svakog 1–og u mesecu za prethodni mesec, sa priloženom obračunskom tabelom procenata realizacije po grupama radova.

Pregledom mesečne situacije u roku od 7 Radnih dana od prijema, Naručilac i Stručni nadzor će potvrditi primljenu mesečnu situaciju, u celosti ili delimično, odnosno, ukoliko konstatuje nepravilnosti ili neusklađenosti sa izvedenim stanjem, vratiti mesečnu situaciju Izvođaču na potrebne korekcije ili izmene. Po prijemu korigovane odnosno izmenjene mesečne situacije, Naručilac je dužan da prekontroliše mesečnu situaciju u naredna 3 Radna dana.

Rok za plaćanja nespornog dela mesečne situacije je do 20. u mesecu za prethodni mesec.

Obračun će se vršiti prema procentu realizacije iskazanom i overenom kroz obračunsku tabelu po grupama radova koja je prilog 9 ovog ugovora.

Plaćanje će se vršiti prema fakturama, izdatim od strane Izvođača na srpskom i engleskom jeziku.

Na neblagovremeno plaćene iznose po ispostavljenim situacijama, Naručilac je dužan da Izvođaču isplati iznos iz situacije uvećan za zakonsku zateznu kamatu.

Član 12.

Međusobna potraživanja Ugovorne strane će regulisati Okončanom situacijom, kojoj Ugovorne strane pristupaju kod završetka Radova, nakon usaglašenog i potpisanog Zapisnika o primopredaji, na način da će Izvođač predati Naručiocu primerak Okončane situacije i sve druge neophodne gradilišne i prateće dokumentacije.

Advance will be deducted from the monthly invoices in proportion to the percentage of the advance payment of 10%.

The remaining part of the contractual price will be paid through monthly payment certificates, which will be delivered by the Contractor every 30 days i.e. every 1st of the month for the previous month, with enclosed calculation table with percentage of realization by group of the works.

By checking the monthly payment certificate within 7 Business days from the receipt, the Client and the Site Supervision shall confirm the received monthly payment certificate, fully or partially, i.e. if it establishes any irregularities or inconsistencies with as built status, it shall return the monthly payment certificate to the Contractor for the necessary corrections or amendments. Upon the receipt of the corrected monthly payment certificate, the Client shall be obliged to control the monthly payment certificate in the next 3 Business days.

The deadline for the payment of the undisputed part of the monthly payment certificate is by the 20th of the month for the previous month.

The calculation will be carried out according to the percentage of realization shown and verified through the calculation table by group of the works as it appendix No. 9.

Payment will be made according to invoices issued by the Contractor in Serbian and English language.

In case of untimely payment of amounts in the provide invoices, the Client is obliged to pay to the Contractor the amount from the invoice plus the statutory default interest.

Article 12.

The mutual claims shall be regulated between the Parties in the Final Payment Certificate, to which the Parties shall approach at the completion of the Works, after the agreed and signed Handover protocol, in such a way that the Contractor shall deliver to the Client a copy of the Final Payment Certificate and all other necessary construction and supporting documents.

Rok za pregled Okončane situacije je 7 Radnih dana. U pogledu odobravanja Okončane situacije shodno se primenjuju odredbe Ugovora koje regulišu odobravanje Mesečne situacije. Okončana situacija se isplaćuje u roku od 15 dana od dana potpisivanja Okončane situacije.

Ukoliko Naručilac ili Stručni nadzor ne potpišu ili ne stave primedbe na Mesečnu situaciju ili Okončanu situaciju u roku od 7 (sedam) Radnih dana od prijema iste, smatraće se da se sa situacijom saglasio i da su iste ispravne i dospele za plaćanje je situacija ispravna i dospela za plaćanje.

OBAVEZE NARUČIOCA

Član 13.

Naručilac je dužan omogućiti Izvođaču neometano izvođenje Radova na način, da Izvođača uvede u Radove i da mu obezbedi:

-     Nesmetane uslove za terenski rad tj. slobodan pristup za rad radnicima i mehanizaciji na delu gradilišta gde se radovi neposredno izvode;

-    Izvođenje nadzora nad Radovima kao i koordinaciju u pogledu bezbednosti i zdravlja na radu od strane lica koja ispunjavaju uslove propisane Merodavnim pravom;

-    Pribavljanje ovlašćenja Izvođaču za podnošenje zahteva za izdavanje Upotrebne dozvole i drugih neophodnih saglasnosti i dozvola državnih Organa,

-    Blagovremenu nadoknadu troškova takse za priključenje struje, vode, kanalizacije, telefonskog i internet priključka, gasa, doprinosa za uređivanje građevinskog zemljišta, troškova tehničke kontrole projekta, nadzora nad izvođenjem radova i drugih troškova koji su zakonska obaveza investitora u skladu sa Merodavnim pravom.

The deadline for reviewing the Final payment certificate is 7 Business days. In respect of approving of the Final payment certificate, the provisions of this Contract governing the approval of Monthly payment certificate shall be applied. The Final payment certificate will be paid within 15 days from the date of signing the Final payment certificate.

If the Client and the Site Supervision fail to sign or fail to make any objections to the Monthly payment certificate or the Final payment certificate within 7 (seven) days from the receipt of the same, it shall be considered that the Client has accepted the payment certificate and that the certificate is correct and due for payment.

CLIENT’S OBLIGATIONS

Article 13.

Client shall be obliged to enable the Contractor to perform the Works undisturbed in a way, to introduce the Contractor into the Works and to provide him with:

-     Undisturbed conditions for the site work i.e. i.e. free access to the work of workers and machinery on the part of the Site where the works are directly performed;

-      Ensure supervision of the Works and coordination for the health and safety by a person who meets the requirements prescribed by the Applicable laws;

-     Obtaining the authorization to the Contractor for the application for the issuance of Usage permit and other necessary approvals and permits of state Authorities,

-     Timely reimbursement of the costs of connection of electricity, water, sewage, telephone and internet connection, gas, contributions for the development of construction land, costs of technical control of the design, supervision of works and other costs that are the legal obligation of the investor according to the Applicable law.

OBAVEZE IZVOĐAČA

Član 14.1

Vezano za izvođenje radova po ovom ugovoru, Izvođač se obavezuje da:

–      preuzme od Naručioca u posed zemljište i izvrši geodetsko snimanje zemljišta na kom će se izvoditi radovi predviđeni ovim Ugovorom, kao i odvoženje suvišnog materijala i ostataka na propisane deponije u skladu sa odredbama Zakona o upravljanju otpadom;

–      obezbedi privremeni gradilišni priključak za struju i vodu i snosi sve režijske troškove od trenutka uvođenja u posao, tokom izgradnje pa do primopredaje radova;

–      poseduje sve odgovarajuće licence neophodne za projektovanje i izvođenje Radova;

–      izvede sve Radove u skladu sa propisima, standardima, tehničkim normativima i normama kvaliteta koji važe za pojedine vrste radova, instalacija i opreme u Zemlji;

–      da organizuje Gradilište na način kojim će se obezbediti pristup lokaciji, obezbeđenje nesmetanog saobraćaja, zaštitu okoline za sve vreme trajanja građenja;

–     da o svom trošku obezbeđuje dokaze o kvalitetu izvršenih Radova, odnosno ugrađenog materijala;

–      da vodi Građevinski dnevnik te drugu građevinsku dokumentaciju koja se odnosi na Radove;

CONTRACTOR’S OBLIGATIONS

Article 14.1

With regards to execution of the works under this Contract, the Contractor undertakes to:

-     Take possession from the Client of the site and survey the land where the works provided under this Contract shall be carried out as well as remove needless materials and waste to the prescribed garbage dumps in accordance with provisions of the Waste Management Law;

-      Provide a temporary construction connection for electricity and water and bear all consumption costs from the moment of introduction into the site, during construction until the handover of works;

-     Ensure possession of all necessary licenses required for designing and performing of the Works;

-     Carry out all the Works in accordance with the relevant regulations, standards, technical standards and standards of the quality applicable to certain type of works, installations and equipment in the Country;

-     Organize the Site to provide access to the location, ensure undisturbed traffic and protect the neighbourhood during the entire duration of construction;

-     Provide certificates of quality of the executed Works, i.e. installed materials at his own cost;

-     Keep the Construction book as well as other documents related to the Works;

–     da do ugovorenog datuma organizuje rad na Gradilištu i da iste završi u ugovorenom roku i kvalitetu;

–     da po završetku Radova na Gradilištu i njegove predaje Naručiocu ukloni svoje stvari i očisti gradilište. U slučaju da Izvođač propusti da izvrši ovu obavezu, Naručilac može izvršiti čišćenje o svom trošku, a na teret Izvođača. Naručilac će imati pravo da umanji iznos Ugovorene cene za iznos troškova koji nastanu ovim povodom.

–     da redovno konsultuje Naručioca vezano za konkretne probleme izvršenja Radova i koordinira rešavanje istih;

–    obezbeđuje sigurnost objekta, lica koja je angažovao, a koja se nalaze na gradilištu;

–     izvodi Radove uvažavajući bezbednosne mere na gradilištu u skladu sa propisima o bezbednosti pri radu i protivpožarnoj bezbednosti,

–     obezbedi svu potrebnu mehanizaciju, ljudstvo i opremu za kvalitetno i potpuno izvršavanje obaveza preuzetih ovim Ugovorom;

–     na Gradilištu raspolaže ovim Ugovorom, rešenjem o određivanju odgovornih izvođača radova, Projektom za građevinsku dozvolu i projektom za izvođenje;

–     nabavi i dopremi sav materijal i opremu neophodne za postizanje cilja Ugovora;

–     ukaže Naručiocu i Nadležnom organu na sve eventualne nedostatke u tehničkoj dokumentaciji i zatraži odobrenje za svako odstupanje od odobrenih planova;

–     pribavi potrebne saglasnosti i dozvole za gradnju. Napred navedene saglasnosti i dozvole Izvođač će pribaviti na osnovu posebnih pisanih ovlašćenja izdatih od Naručioca i bez odgovornosti Izvođača za rokove pribavljanja navedenih saglasnosti i dozvola.

-     Organize the works on the Site by the agreed date and to complete the same as per the agreed time and quality;

-      Remove its equipment and clean the Site after completion of Works on the site and its handover to the Client. In the event that the Contractor fails to meet his obligation, the Client will perform the cleaning of the Site by his own, on the Contractor expense. Client has the right to deduct from the Contract price all the expenses incurred in this regard;

-      Consult the Client regularly with regards to specific problems in performing Works and coordinate the resolving of the same;

-      Ensure safety of the structures, engaged persons on the site;

-      Execute the Works with respect to the safety measures on building site in accordance with regulations related to safety at work and fire safety

-      Provide all the required machines, labour and equipment for quality and complete execution of obligations defined by this Contract;

-      Be in possession, on the Site, of this Contract, Decision of appointing of the responsible site manager, Design for construction permit and execution design;

-      Supply and deliver all the necessary materials and equipment for achieving the purpose of the Contract;

-      Indicate, to Client and Authorized authority, any possible defects in technical documents and request approval for any deviation from the confirmed plans;

-      obtain the necessary approvals and permits for construction. The aforementioned approvals and licenses shall be obtained by the Contractor on the basis of special written authorizations issued by the Client and without the Contractor’s responsibility for the deadlines for obtaining the aforementioned approvals and permits.

Član 14.2

Izvođač će preduzeti sve neophodne korake kako bi obezbedio bezbednost Gradilišta i bezbednost lica na Gradilištu koja je angažovao i održavati Gradilište i Radove u propisanom stanju odgovarajućem za izbegavanje opasnosti i sprečavanja bilo kakvih uznemiravanja u skladu sa Merodavnim pravom. Izvođač će odrediti lice nadležno za bezbednost Gradilišta i zaštitu svog celokupnog osoblja od nezgoda. Ovo lice mora biti kvalifikovano za ovaj posao i mora imati ovlašćenje da izdaje instrukcije i preduzimaće zaštitne mere u cilju sprečavanja nezgoda.

Izvođač je dužan da poštuje sva uputstva u vezi sa bezbednošću, potrebna za izvršenje Radova na Gradilištu, uključujući upotrebu odgovarajuće bezbednosne opreme, u skladu sa propisima nadležnih organa i zahtevima koje postavlja Merodavno pravo.

Izvođač će takođe obezbediti dostupnost protivpožarne opreme na Gradilištu, u skladu sa svim zakonskim uslovima. Izvođač radova će preduzeti sve potrebne mere predostrožnosti u cilju sprečavanja izbijanja požara na Gradilištu i postarati se da su zapaljivi materijali ili boce sa gasovima koje su donete na Gradilište bezbedno uskladišteni, prevoženi i korišćeni, držaće odgovarajuće prenosive aparate za gašenje požara lako dostupnim i pri ruci tamo gde se boce sa gasovima koriste ili potrebe rada zahtevaju upotrebu otvorene vatre.

Izvođač preuzima punu odgovornost za podobnost, stabilnost i sigurnost svih aktivnosti izvedenih na Gradilištu, svih građevinskih metoda i svih Radova. Izvođač će takođe biti odgovoran za štetu koju pretrpe bilo koja lica i imovina koja se nalaze na nepokretnostima pored Gradilišta u vezi sa izvođenjem Radova, u istoj meri kao da je šteta nastala na Gradilištu, pod uslovom da je šteta povezana sa Radovima.

Article 14.2

The Contractor shall take all necessary steps to ensure the safety of the Site and keep the Site and the Works in an orderly state appropriate for the avoidance of danger and to prevent any nuisance in accordance with the Applicable laws. The Contractor shall designate a person who is in charge of ensuring the safety of the Site and protection against accidents of all of his staff. This person shall be qualified for this work and shall have the authority to issue instructions and shall take protective measures to prevent accidents.

The Contractor shall comply with all safety instructions required for the execution of Works on the Site, including use of appropriate safety equipment pursuant to regulations of the competent Authorities and in accordance with the Applicable laws.

The Contractor shall also ensure the availability of fire-fighting equipment on the Site meeting legal requirements. The Contractor shall take all necessary safety precautions to prevent the outbreak of fire at the Site and ensure that inflammable materials of cylinder gases which are brought on the Site are safely stored, transported and used and keep suitable portable fire extinguishers readily available and close at hand where cylinder gas is being used or work necessitates the use of naked flames.

The Contractor shall assume full liability for the suitability, stability and safety of all actions carried out on the Site, all construction methods and all Works. The Contractor shall be also liable for any damages sustained by any persons and property located on real properties adjacent to the Site in connection with the execution of Works, to the same extent as if the damages were sustained on the Site if they are connected with the Works.

Član 15.

Stručni nadzor nad izvođenjem radova iz predmeta ovog Ugovora ispred Naručioca vršiće lice koje pismeno imenuje Naručilac, a koje ispunjava uslove propisane Zakonom o planiranju i izgradnji objekata – Inženjer za nadzor.

Izvođač je dužan da omogući sprovođenje ovog nadzora, kao i da nalaze kontrole Inženjera za nadzor upisuje u građevinski dnevnik. Stručni nadzor je dužan da svakodnevno vrši pregled Radova i potpisuje Građevinski dnevnik.

ANGAŽOVANJE PODIZVOĐAČA

Član 16.

Ugovorne strane su saglasne da Izvođač ima pravo da angažuje podizvođače za izvođenje pojedinih radova sa Spiska potencijalnih Podizvođača koji je prilog 10 ovog ugovora, bez saglasnosti Naručioca.

Ugovorni odnos između Izvođača i podizvođača nemaju nikakav uticaj na odnose ugovornih strana iz ovog Ugovora i Izvođač u celosti ostaje Naručiocu odgovoran za sve obaveze preuzete ovim Ugovorom.

Delegiranje bilo kojeg dela Radova podizvođaču od strane Izvođača ne podrazumeva bilo kakvo dodatno plaćanje od strane Naručioca niti oslobađa Izvođača bilo koje od njegovih odgovornosti, dužnosti i obaveza u skladu sa ovim Ugovorom i Izvođač ostaje odgovoran za radnje, greške, propuštanja, propust ili nemar podizvođača, za koje će se smatrati u svaku svrhu iz ovog Ugovora da su radnje, greške, propuštanja, propusti i nemar Izvođača.

Ništa sadržano u ovom članu neće se smatrati da stvara bilo kakav ugovorni odnos između Naručioca i podizvođača. Izvođač snosi odgovornost za koordinaciju izvedenih radova od strane svih njegovih podizvođača i Ugovorena cena uključuje sve troškove tih aktivnosti.

Article 15.

Site supervision of the execution of works from the subject of this Contract in front of the Client shall be performed by a person who is appointed by the Client in writing, and which meets the requirements prescribed by the Law on Planning and Construction – Supervising engineer.

The Contractor is obliged to enable the performance of this supervision, as well as to inscribe the results of control performed by the Site supervision into a Construction book. Site supervision is obliged to carry out control of the Works on a daily basis and sign a Construction book.

SUBCONTRACTOR ENGAGEMENT

Article 16.

Parties agree that the Contractor has the right to engage subcontractors for the execution of certain Works from the List of potential Subcontractors which is an integral part of this agreement as the appendix 10, without the consent of the Client.

Contracting relation between the Contractor and subcontractors shall have no effect to relations between the Parties to this Contract, and the Contractor shall remain entirely responsible to the Client for all obligations and responsibilities assumed by this Contract.

Delegation of any portion of the Works whatsoever by the Contractor to a subcontractor shall not charge the Client with any additional payments and shall not discharge or free the Contractor from any of its responsibilities, duties and obligations in accordance with this Contract, and the Contractor shall remain responsible for all acts, errors, omissions, faults or negligence of a subcontractor, which shall be deemed for all purposes hereunder to be the acts, errors, omissions, faults and negligence of the Contractor.

Nothing contained in this article shall be deemed to create or constitute any contractual relationship between the Client and any subcontractor. The Contractor bears responsibility for the co-ordination of the works performed by all of its subcontractors, and the Contract price includes all the expenses of such activities.

Izvođač snosi odgovornost za kvalitet izvedenih radova i materijal isporučen od strane podizvođača i dobavljača i za svu štetu prouzrokovanu od strane podizvođača i dobavljača. Naručilac neće snositi odgovornost za štetu u vezi sa radnjama Izvođača i njegovih podizvođača za vreme trajanja ovog Ugovora.

Ukoliko podizvođač ne poseduje sertifikate ili licence za radove koje izvodi, Klijent je ovlašćen da traži promenu navedenog podizvođača.

U slučaju da Izvođač određene radove planira da dodeli Podizvođačima van Liste potencijalnih Podizvođača koja je prilog 10 i sastavni deo ovog Ugovora, o tome je dužan obavestiti Investitora najkasnije 15 (petnaest) dana pre početka predmetnih radova, a za koje angažovanje Podizvođača mora da dobije pismenu saglasnost Investitora. Investitor zadržava pravo da odbije davanje saglasnosti Izvođaču na izbor Podizvođača u celosti ili pojedinačno, uz dostavljanje opravdanog obrazloženja Izvođaču.

ROKOVI IZVOĐENJA RADOVA

Član 17.

Ugovorne strane su saglasne da su rokovi definisani u Dinamičkom planu koji je prilog 3 ovog ugovora.

Izvođač ima pravo na produženje ugovorenog roka u slučaju više sile i to za onoliko dana koliko su trajale smetnje prouzrokovane višom silom.

Izvođač ima pravo na produženje roka u slučaju kada je do kašnjenja u izvođenju radova došlo bez krivice Izvođača. Izvođač ima pravo na produženje roka u odnosu na Dinamički plan izvođenja radova u slučaju da Naručilac kasni sa ispunjavanjem ugovornih obaveza kao što su dostava projektnih zadataka i tehničke dokumentacije, crteža i sve druge neophodne podatke vezane za tehnologiju proizvodnje, tehničkom kontrolom projektne dokumentacije, uplata avansa, uvođenjem u radove ili Naručilac vrši izmene projekta u toku izvođenja Radova.

The Contractor bears responsibility for the quality of works performed and the materials delivered by the subcontractor and the suppliers, and for the damages caused by the subcontractors and the suppliers. For the damages in connection with the activities of the Contractor and his subcontractors for the duration of the Contract the Client shall not bear responsibility.

If the subcontractor does not have the certification or licence for the performing works, the Client shall be entitled to change the subcontractor.

In the event that the Contractor plans to assign certain works to Subcontractors outside of the List of potential Subcontractors, which is Annex 10 and an integral part of this Agreement, he is obliged to inform the Investor about this no later than 15 (fifteen) days before the start of the work in question, and for which engagement of the Subcontractor he must obtain the written consent of the Investor. The Investor reserves the right to refuse to give consent to the Contractor for the selection of Subcontractors in whole or individually, with the submission of a justified explanation to the Contractor.

COMPLETION TIME

Article 17.

Parties agree that the deadline for the execution of the Works is defined in the Time schedule representing the Appendix 3 to this Contract.

Contractor has the right to extend the contracted deadlines in a case of force majeure for a period of lasting the interruptions caused by force majeure.

Contractor has the right to extend the deadline because of the event that caused the delay in the performance of the works, without the Contractor’s fault. Contractor is entitled to extend the deadline in the event that the Client is late in complying with contractual obligations such as the delivery of design task and technical documentation, drawings and all other necessary data related to production technology, technical control of design documentation, advance payment, site handover or make changes of the project during the Works performance.

Ugovorne strane saglasno konstatuju da je na osnovu dokumentacije dostavljene od strane Naručioca i o trošku Naručioca, obaveza Izvođača pribavljanje potrebnih saglasnosti i dozvola od državnih organa, ali bez odgovornosti Izvođača za rokove pribavljanja istih. Izvođač ima pravo na produženje roka u slučaju da državni organi ne izdaju ili kasne sa izdavanjem potrebnih saglasnosti i/ili dozvola koje omogućavaju izvođenje radova u skladu sa Dinamičkim planom izvođenja radova.

U slučaju da Naručilac kasni sa plaćanjem, za svaki dan kašnjenja u plaćanju Izvođač ima pravo za produženje roka završetka radova za jednak broj dana.

U slučaju da Naručilac kasni sa plaćanjem duže od 30 dana, Izvođač ima pravo da obustavi radove, uz dostavu obaveštenja 15 dana ranije.

Za vreme obustave radova, Naručilac je u obavezi da plati gradilišne troškove (toaleta, struje, vode i slično) i troškove stajanja ljudstva i mehanizacije, troškove oštećenja na objektu usled vremenskih ili drugih okolnosti i slične troškove.

NEMOGUĆNOST IZVRŠENJA

Član 18.

Viša sila uključuje izuzetne događaje ili okolnosti:

–   koje su van kontrole ugovornih strana;

–   koje ugovorne strane nisu mogle predvideti ili očekivati u vreme zaključenja Ugovora;

–   koje ugovorne strane nisu mogle prevazići ili otkloniti;

–   koje se ne mogu pripisati u krivicu druge ugovorne strane.

Parties mutually agree that on the basis of the documentation submitted by the Client and on the Clients cost, Contractor has the obligation to provide the consents and permits from the public authorities, but without Contractor’s liability for the obtaining deadlines. Contractor has the right to extend the deadline in case that public authorities do not issue or are in delay with issuance of the consents and/or permits that are required for the performing of the contractual works under the Time schedule.

In a case that Client is late for payment, for each day of delay in payment, the Contractor has the right to extend the deadline for completion of works for an equal number of days.

In a case that Client is late with the payment for more than 30 days, the Contractor has the right to suspend all the works, by submitting of the notice 15 days earlier.

During the suspension of the works, the Client is obliged to pay the construction costs (toilets, electricity, water, etc.) and the costs of standing of personnel and equipment, damage to the building due to weather or other circumstances and similar costs.

IMPOSSIBILITY OF PERFORMANCE

Article 18.

Force Majeure means an exceptional event or circumstance:

-     which is beyond a Party’s control,

-    which such Party could not reasonably predict or expect before entering into the Contract,

-     that Party could not reasonably avoid or overcome, and

-     which cannot be attributed to the fault of the other Party.

Viša sila, uključuje, ali nije ograničena na, izuzetne dogadjaje ili okolnosti, kao što su:

–     rat, neprijateljstva, invaziju ili akt okupatora kao i posledice navedenih;

–      pobunu, terorizam, sabotaža od strane lica koja nisu angažovana od strane Izvodjača, revolucije, ustanke, vojne akcije ili građanske ratove kao i posledice navedenih;

–    nemire, štrajkove, blokade od stane lica koja nisu angažovana od strane izvođača;

–    upotreba municije, eksplozivnih materija, jonizujućeg zračenja ili kontaminacije, osim ukoliko potreba navedenih materijala potiče od strane Izvođača radova;

–     prirodne katastrofe, kao što su zemljotres, uragan, tajfun, poplave, epidemije i dr;

–    odluke državnih organa koje onemogućavaju izvođenje Radova po ovom ugovoru,

Ukoliko je ugovorna strana ili će biti onemogućena da ispuni obaveze predviđene ovim Ugovorom, iz razloga više sile, dužna je da drugu ugovornu stranu obavesti o prirodi događaja ili okolnosti koje predstavljaju višu silu, kao i da naznači koje obaveze neće moći da ispunjava.

Ugovorna strana koja uputi obaveštenje, biće oslobodjena svojih obaveza za sve vreme trajanja više sile.

Svaka ugovorna strana dužna je da uloži sve potrebne napore kako bi smanjila uticaj više sile na ispunjenje ugovornih obaveza predviđenih ovim Ugovorom.

Ugovorna strana pogodjena višom silom dužna je da o prestanku više sile obavesti drugu ugovornu stranu.

Force Majeure may include, but is not limited to exceptional events or circumstances of the kind listed below, so long as conditions above are satisfied:

-      war, hostilities, invasion, act of foreign enemies as well as their consequences;

-      rebellion, terrorism, sabotage by persons other than the Contractor’s personnel, revolution, insurrection, military or usurped power, or civil war, as well as their consequences;

-       riot, commotion, disorder, strike or lockout by persons other than Contractor’s personnel;

-       munitions of war, explosive materials, ionizing that could be attributable to the Contractor’s use of such munitions; explosives, radiation or radio-activity;

       natural catastrophes such as earthquake, hurricane, typhoon, floods, epidemics or other;

-      decisions by state authorities that make the performance of Works under this contract impossible,

If Party is or will be prevented from performing its obligations under the Contract by Force Majeure, then it shall give notice to the other Party of the event or circumstances constituting the Force Majeure and shall specify the obligations, the performance of which is or will be prevented.

The Party shall, having given notice, be excused of performance of its obligations for so long as such Force Majeure prevents it from performing them.

Each Party shall at all times use all reasonable efforts to minimize any delay in the performance of the Contract as a result of Force Majeure.

A Party shall give notice to the other Party when it ceases to be affected by the Force Majeure.

OSIGURANJE

Član 19.

Kao preduslov za uvođenje u posao i pristup Gradilištu, Izvođač je dužan da zaključi sveobuhvatno osiguranje Radova prema polisi osiguranje koja je prilog 8 ovog ugovora, materijala i opreme na njihovu stvarnu vrednost, od uobičajenih rizika, kao i osiguranje svojih zaposlenih i drugih lica angažovanih na Gradilištu, kao i osiguranje od odgovornosti Izvođača za štete trećim licima (Osiguranje izgradnje od svih rizika, tj. “CAR”).

Osiguranje će se izvršiti kod osiguravajućeg društva koje je prihvatljivo za Naručioca u vrednosti građevinskih Radova s tim što će u Ugovoru o osiguranju Naručilac i Izvođać biti označeni kao korisnici osiguranja i takav sertifikat će biti predat Naručiocu neposredno nakon uvođenja na Gradilište, a sve u skladu sa nacrtom polise osiguranja koja je prilog 8 ovog Ugovora. Urednom uplatom premija polisa osiguranja, osiguranje se mora održavati na snazi za čitav period važenja ovog Ugovora. Izvođač je dužan da Naručiocu preda kopije važećih polisa osiguranja.

Ukoliko Izvođač ne ugovori ili ne održava na snazi osiguranje kako je predviđeno ovim Ugovorom, to može učiniti Naručilac o trošku Izvođača i odbiti trošak od Ugovorene cene.

UGOVORNA KAZNA

Član 20.

Ukoliko Izvođač ne izvrši Radove u dogovorenom ili sporazumno produženom roku, Naručilac ima pravo zaračunati penale za svaki dan kašnjenja u visini od 0,2 % od Ugovorene cene odnosno najviše do 5% od ugovorne vrednosti.

Ugovorna kazna se obračunava kod konačnog obračuna Radova, odnosno, Okončane situacije.

INSURANCE

Article 19.

As the precondition for introducing to the Works and access to the Site, the Contractor is obliged to conclude full-scale general insurance of works, which draft is an integral part of this agreement as the appendix 8, material and equipment to their actual value against customary risks including insurance of its employees and other engaged persons on the Site as well third party liability insurance (Construction All Risks insurance, i.e. “CAR”).

Insurance shall be concluded with the insurance company acceptable to the Client for the value of the construction Works provided that in the Insurance contract the Client and Contractor are stated as the beneficiary, and such certificate will be provided to Client upon the date of Site handover, all in line with the draft of the insurance policy which is Appendix 8 of this Contract. By duly payment of premiums the insurance policy shall be maintained in force for the whole duration of this Contract. The Contractor is obliged to provide the Client with the copies of the effective insurances policies.

If the Contractor fails to conclude or keep the insurance in force in accordance with the present Contract, the Client may do that at the expense of the Contractor and deduct the cost from the Contract price.

CONTRACTUAL PENALTY

Article 20.

If the Contractor fails to carry out the Works within the agreed or mutually extended term, the Client is entitled to charge penalties for each day of delay in the amount of 0,2% of the Contract price. i.e. maximum 5% of the contract value.

Contractual penalty, shall be calculated within the final calculation of Works, i.e. Final Payment Certificate.

IZMENE I DOPUNE RADOVA

Član 21.

Obim, vrsta i kvalitet Radova koji su definisani ovim Ugovorom, mogu se promeniti samo uz prethodnu pisanu saglasnost Naručioca odnosno njegovog ovlašćenog lica, što se evidentira u Građevinski dnevnik ili na drugi način u pisanom obliku.

U slučaju da Naručilac ima potrebu za tehničkim izmenama u toku izvođenja radova, izdaće Izvođaču Zahtev za izmenu sa definisanim zahtevima. Izvođač se obavezuje da se u roku od 7 dana od dana izdavanja Zahteva za izmenu izjasni o eventualnom uticaju izmene na cenu i rok izvođenja radova. Naručilac će u roku od 7 dana od dana prijema izjašnjenja Izođača odobriti izvođenje radova u skladu sa traženom izmenom ili odustati od izmene.

PREUZIMANJE RADOVA

Član 22.

Uz završetak radova, Izvođač pisano obaveštava Naručioca, da su Radovi okončani.

Preuzimanje izvršenih Radova izvršiće ovlašćena lica obe Strane. O preuzimanju radova pravi se Zapisnik o primopredaji, koji se potpisuje od strane ovlaščenih lica.

Stručni nadzor je obavezan da pristupi Primopredaji radova najkasnije 2 Radna dana nakon poziva Izvođača da se obavi ista i da je završi za maksimalno 7 Radnih dana. Pri primopredaji se konstatuju eventualni nedostaci ili kašnjenja kroz spisak primedbi za otklanjanje u okviru Zapisnika o primopredaji.

Uz to, tehnički pregled Proizvodnog objekta vrši komisija za tehnički pregled koju uspostavlja Naručilac u skladu sa Merodavnim pravom i snosi troškove njenog rada. Izvođač je u obavezi da otkloni sve nedostatke koje komisija utvrdi.

AMENDMENTS AND SUPPLEMENTS OF THE WORKS

Article 21.

Scope, type and quality of Works specified by this Contract may be amended only with the prior written consent of the Client, i.e. its authorized person, which shall be recorded in the Construction book or otherwise in writing.

In a case that Client needs technical changes during the execution of the works, he will issue to the Contractor a Request for change with defined requirements. The Contractor shall, within 7 days from the date of the receipt of the request for change, declare regarding the possible impact of the change on the contract price and the completion time. The Client shall, within 7 days from the date of receipt of the Contractor’s declaration, approve the execution of works in accordance with the requested change by signing of the change order or withdraw from the change.

TAKEOVER OF WORKS

Article 22.

Contractor shall notify the Client in writing of the completion of Works.

Takeover of the Works shall be done by authorized persons of both Parties. Handover protocol shall be made and signed by authorized persons.

The Site supervision must proceed with handover and acceptance of Works no later than 2 Business days after the invitation of the Contractor to perform it and must conclude it within at the maximum 7 Business days. During handover and acceptance, possible deficiencies or defaults shall be recorded in the list of deficiencies for elimination in the Handover protocol.

In addition, the technical inspection of the Production facility shall be performed by the commission for technical inspection which shall be established by the Client in accordance with the Applicable laws who will bear the costs of the commission service. The Contractor shall be obliged to remedy all deficiencies established by the commission.

Ukoliko u toku tehničkog pregleda Stručni nadzor utvrdi postojanje značajnih nedostataka odnosno nedostataka na Proizvodnom objektu koji sprečavaju ugovorenu upotrebu Radova ili nedostataka izričito ugovorenih i garantovanih karakteristika kao i da Proizvodni objekat ili njegovi delovi nisu u skladu sa zahtevima postavljenim u ovom Ugovoru, Izvođač će odmah, odnosno u sledećih 60 dana od dana prijema pisanog obaveštenja od strane Stručnog nadzora o uočenim nedostacima, o svom sopstvenom trošku, otkloniti nedostatke.

Postojanje manjih nedostataka odnosno nedostataka koji po svojoj prirodi ne sprečavaju upotrebu Proizvodnog objekta ne sprečava primopredaju Radova niti potpisivanje Zapisnika o primopredaji. Izvođač je u obavezi da u sledećih 30 dana od dana potpisivanja Zapisnika o primopredaji o svom sopstvenom trošku, otkloni ove nedostatke.

Napred navedeno će biti zabeleženo u izveštaju o otklonjenim nepravilnostima.

Ukoliko Izvođač propusti da otkloni gore navedene nedostatke u dogovorenom roku počev od dana prijema pisanog obaveštenja od strane Stručnog nadzora o uočenim neodstacima, Naručilac će imati pravo da otkloni nedostatke, o trošku Izvođača, angažovanjem drugog izvođača. U ovom slučaju Naručilac će Izvođaču izdati fakturu na iznos koji je plaćen od strane Naručioca drugom izvođaču a Izvođač će biti u obavezi da plati naznačeni iznos u roku određenom u fakturi. Ako Izvođač propusti da plati taj iznos, na vreme i u potpunosti, Naručilac će biti ovlašćen da nadoknadi neplaćeni iznos umanjenjem Okončane situacije.

U svakom slučaju, smatra se da je Primopredaja izvršena bez nedostataka ukoliko je Proizvodni objekat predat Naručiocu na upotrebu.

U slučaju prestanka Radova na objektu koji nisu prouzrokovani krivicom Izvođača, Naručilac je obavezan da izvrši plaćanje svih dokumentovanih troškova Izvođača radova na predmetnom objektu bez obzira da li oni ulaze u izvedene radove ili još neizvedene pozicije.

If during the technical inspection the Site supervision establishes the existence of the substantial defects i.e. any defects on the Production facility that are preventing the agreed use of the Works as well as the lack of expressly guaranteed features or that the Production facility or parts thereof fail to meet the requirements set in this Contract, the Contractor shall immediately, i.e. in the next 60 days as of the date of receipt of the Site Supervision’s written document on detected defects, at its own expense, remove defects.

Minor Defects i.e. defects which by their nature are not such as to prevent the use of the Production facility shall not prevent the confirmation of handover by the parties and signing of the Handover protocol. The Contractor is obliged to remove any Minor Defects in the within 30 (thirty) days from signing the Handover Protocol.

The above mentioned shall be recorded in the report on elimination of deficiencies.

If the Contractor fails to remove aforementioned defects within agreed timeline calculating from the date of receipt of the Site supervision’s written document on detected defects, the Client shall have the right to remove defects, at the Contractor’s expense, by engaging another contractor. In this case the Client shall invoice the Contractor for the amount paid by the Client to the other contractor and the Contractor shall be obliged to pay that amount by the deadline stated in the invoice. If the Contractor fails to pay such an invoice, timely and fully, the Client is entitled to the reduction of the paid cost from the Final payment certificate.

In any case, it shall be considered that the Handover was carried out without defects if the Production facility was handed over to the Client for use.

In case of suspension of Works on the building which is not caused by the Contractor’s fault, the Client must make payment of all documented costs of the Contractor at the respective facility, regardless of whether they concern the already completed works or not yet completed positions.

ODGOVORNOST ZA NEDOSTATKE

Član 23.

Izvođač je odgovoran za nedostatke izvršenih Radova u skladu sa ovim ugovorom.

Posle pregleda i primanja izvršenih Radova, Izvođač više ne odgovara za nedostatke koji su se mogli opaziti običnim pregledom. Ako se docnije pokaže neki nedostatak u izvršenim Radovima, koji je rezultat nekvalitetnog ili nestručnog izvršenja Radova od strane Izvođača, ali se nije mogao otkriti običnim pregledom, Naručilac se ipak može pozvati na njega, pod uslovom da o njemu obavesti Izvođača što pre, a najduže u roku od mesec dana od njegovog otkrivanja. Na odgovornost Izvođača za nedostatke u izvršenim Radovima će se primenjivati odgovarajuće odredbe Zakona o obligacionim odnosima.

Izvođač se u potpunosti oslobađa odgovornosti za nedostatke za izvršene Radove ukoliko je bilo koje lice nakon Izvođača na izvršenim Radovima ili isporučenoj opremi vršilo bilo kakve radove, izmene, prepravke ili popravke ili bilo koje druge radnje odnosno ukoliko su nedostaci posledica dejstva prirodnih pojava ili krivice Naručioca.

Nijedna strana neće biti odgovorna drugoj strani ni za kakve indirektne štete ili izgubljenu dobit.

GARANCIJE IZVOĐAČA I GARANCIJSKI PERIOD

Član 24.

Na ime garancije za primljeni avans, Izvođač će u roku od 15 dana od dana zaključivanja ovog Ugovora, dostaviti Naručiocu:

–      Bankarsku garanciju na ukupni iznos ugovorenog avansa u formi koja je data u prilogu 5 ovog ugovora,

koja prestaje da važi i vraća se nakon što se avans opravda kroz mesečne situacije.

DEFECT LIABILITY

Article 23.

The Contractor shall be responsible for the defects concerning the performed Works in accordance with this Contract.

After inspecting and receiving the completed Works, the Contractor is no longer responsible for defects that may have been observed by ordinary inspection. If any defect in the performed Works is subsequently revealed, which is the result of poor or unprofessional execution of the Works by the Contractor, but could not be detected by ordinary inspection, the Client may still invoke on it, provided that he informs the Contractor as soon as possible and for the longest time within one month of its discovery. The liability of the Contractor for defects in the performed Works shall be governed by the relevant provisions of the Law on torts and Obligations.

The Contractor shall be completely free from liability for defects for the performed Works and installed equipment if any person after the Contractor performed any works, alterations, modifications or repairs or any other actions i.e. if the defects are the result of natural phenomena or guilt of the Client.

Neither party shall not be liable to the other party for any indirect damages or lost profits.

WARRANTIES FROM CONTRACTOR AND MAINTENANCE PERIOD

Article 24.

In the name of the guarantee for the received advance, Contractor shall, within 15 days from the day of signing of this Contract deliver to the Client:

-      a bank guarantee on the total amount of the agreed advance payment in the form that is given in the appendix 5 of this agreement which ceases to be valid and returns after being justified through monthly payment certificates.

Izvođač ima pravo da u toku izvođenja zameni ili aneksira Bankarsku garanciju za avans na iznos neopravdanog dela avansa, uz prethodnu saglasnost Naručioca.

Član 25.

Na ime Garancije za dobro izvršenje posla, Izvođač će u roku od 15 dana od dana zaključivanja ovog Ugovora, dostaviti Naručiocu:

–   Bankarsku Garanciju za dobro izvršenje posla na 10% vrednosti ugovorenih Radova u formi koja je data u prilogu 6 ovog ugovora,

koja prestaje da važi i vraća se danom potpisivanja Zapisnika o primopredaji.

Smatra se da dogovoreni posao nije dobro izvršen ukoliko isti nije ispunjen saobrazno ugovorenom kvalitetu odnosno ukoliko isti nije izvršen u ugovorenom roku.

Radi izbegavanja svake sumnje, ugovorne strane su saglasne da se bankarska garancija za dobro izvršenje posla može aktivirati u sledećim slučajevima:

1.     u slučaju neizvršenja Radova saobrazno ugovorenom kvalitetu uz kumulativno ispunjenje sledećih uslova :

–    Izvođač je manjkavo izveo Radove na osnovu Ugovora;

–   Naručilac je pisanim putem upozorio Izvođača na manjkavo izvedene Radove i istom je ostavio dodatni rok za otklanjanje nedostataka ne kraći od 30 dana a maksimum 40 dana, a koje Izvođač ni u dodatnom roku nije otklonio;

–     Naručilac nije mogao da namiri svoje pretrpljene troškove otklanjanja nedostatka Izvođaču putem umanjenja iz situacije za tekući mesec u kome je istekao rok za otklanjanje nedostataka;

The Contractor has the right, during the performance of Works, to replace or annex the Advance Payment Guarantee on the amount of the undue part of the advance, with prior consent of the Client.

Article 25.

In the name of the Performance guarantee, Contractor shall, within 15 days from the day of signing this Agreement, deliver to the Client:

-      a bank Performance guarantee on the 10% of the value of the contracted Works in the form that is given in the appendix 6 of this agreement which ceases to be valid and returns on the day of signing the Handover protocol.

It is considered that the agreed work is not well performed if it is not fulfilled by the contractually agreed quality, or if it is not executed within the agreed time.

For avoidance any doubt, the Parties agree that a bank Performance guarantee may be activated in the following cases:

1. in a case of non-performance of Works in accordance to the contracted quality with the cumulative fulfillment of the following conditions:

-      The Contractor failed to perform Works according to the quality set forth by this Contract;

-      The Client by a written notice warned the Contractor of the defective Works and left him an additional deadline of minimum 30 days and maximum 40 days for remedying deficiencies, and which the Contractor did not remove in the additional period;

-      The Client could not settle his suffered costs of eliminating the deficiency to the Contractor through a reduction from the invoice for the current month in which the deadline for elimination of defects expired;

i/ili

2.     u slučaju neblagovremenog završetka Radova po Ugovoru ukoliko su kumulativno ispunjeni sledeći uslovi:

–     Izvođač nije blagovremeno završio Radove na osnovu Ugovora, kao i u tom trenutku važećeg Projekta za izvođenje i prema njemu usaglašenoj Dinamici za izvođenje Radova;

–     Naručilac nije mogao da namiri svoje eventualno potraživanje na ime ugovorne kazne iz člana 20 ovog ugovora prema Izvođaču putem umanjenja iz situacije za tekući mesec u kome je isteklo 30 dana kašnjenja. Radi izbegavanja svake sumnje, bankarska Garancija za dobro izvršenje posla u slučaju neblagovremenog izvršenja Ugovora za naplatu eventualnog potraživanja na ime ugovorne kazne iz člana 20 ovog ugovora može se aktivirati maksimum do iznosa 5% od ukupne cene Radova.

Član 26.

Izvođač odgovara za sve izvedene Radove i ugrađeni materijal u izradi Proizvodnog objekta po ovom ugovoru i to:

–     za sve izvedene radove 2 godine od dana primopredaje Proizvodnog objekta,

–     za nedostatke u konstrukciji Proizvodnog objekta koji se tiču njegove solidnosti 10 godina od dana primopredaje objekta.

Za ugrađenu opremu važi garantni rok proizvođača te opreme.

Garancija na opremu važi uz obavezu Naručioca da istu redovno servisira prema uputstvima proizvođača i koristi u skladu sa predviđenom namenom.

and/or

2. in the event of untimely finished Works under the Contract, if the following conditions are cumulatively fulfilled:

-      The Contractor did not timely finished Works on the basis of the Contract, as well as at that time the applicable Project for execution and according to its agreed Time schedule;

-      The Client could not settle its eventual demand in the name of the contractual penalty referred to in Article 20 of this Contract according to Contractor by reduction from the invoice for the current month in which the 30-day of delay has expired. For avoidance of any doubt, a Performance guarantee in the event of untimely execution of the Contract for payment of eventual claim in the name of the contractual penalty referred to in Article 20 of this Contract can be activated up to maximum 5% of the total price of Works.

Article 26.

The Contractor shall be liable for all performed Works and built-in material in the construction of the Production facility by this contract:

-      2 (two) years, counting from the date of handing over the works on the Production facility, for all performed works,

-       10 (ten) years, counting from the date of handing over the works, for construction of the Production facility regarding its solidity.

For the installed equipment is valid the warranty period of the manufacturer of this equipment.

The warranty on the equipment is valid only in a condition that the Client makes a regularly service of it according to the manufacturer’s instructions and use it in accordance with the intended purpose.

Član 27.

Za skrivene greške, koje se pojave u garancijskom periodu, Naručilac je dužan obavestiti Izvođača odmah nakon što su uočene. Ugovorne strane sporazumno određuju rok za otklanjanje nepravilnosti. Izvođać je dužan pristupiti otklanjanju nepravilnosti što je pre moguće i otklanja ih o svom trošku.

Ukoliko Izvođač ne pristupi otklanjanju nepravilnosti u dogovorenom roku ili ih ne otkloni u dogovorenom roku, Naručilac ima pravo, po načelu dobrog gospodara otkloniti ih sam na trošak Izvođača.

Izvođač radova nije dužan da otkloni nedostatke koji su nastali kao posledica nestručnog rukovanja i upotrebe, odnosno nenamenskog korišćenja izgrađenog objekta/opreme od strane Naručilaca ili trećih lica.

Član 28.

Izvođač će Naručiocu na ime garantnog roka dostaviti Bankarsku garanciju za garantni rok shodno članu 26 ovog ugovora na 5% iznosa od vrednosti realizovanih Radova u formi koja je data u prilogu 7 ovog ugovora

Bankarska garancija za garantni rok se izdaje sa rokom važenja od 2 (dve) godine od dana primopredaje.

Bankarska garancija za garantni rok se dostavlja u roku od 15 dana nakon obostranog potpisivanja Zapisnika o primopredaji kojim su definisani konačni iznos Radova i datum isteka garantnog roka.

Radi izbegavanja svake sumnje, ugovorne strane su saglasne da se bankarska garancija za garantni rok može aktivirati uz kumulativno ispunjenje sledećih uslova:

–       U garantnom roku iz člana 26 ovog ugovora su se pojavili nedostaci na izvedenim Radovima nastali krivicom ili nepažnjom Izvođača;

Article 27.

The Client shall inform the Contractor of the hidden defects appeared during the guarantee period, immediately upon noticing. The Parties shall mutually determine the term for elimination of defects. Contractor shall start to eliminate defects as soon as possible and at its own cost.

If the Contractor failed to start with elimination of defects within the agreed period or failed to eliminate the same within the agreed time, Client shall have the right, as a good business person, to eliminate defects at Contractor’s costs.

The Contractor shall not be obliged to eliminate the defects that have arisen as a result of improper handling and use, or the unintentional use of the constructed facility / equipment by the Client or third parties.

Article 28.

The Contractor shall, on behalf of the warranty period, deliver the Bank guarantee for the warranty period pursuant to Article 26 of this Contract to 5% of the value of the performed Works in the form that is given in the appendix 7 of this agreement.

The bank guarantee for the warranty period shall be issued with a validity period of 2 (two) years from the handover date.

The bank guarantee for the warranty period shall be delivered within 15 days after the mutual signing of the Handover protocol, which defines the final amount of performed Works and the expiration date of the warranty period.

For avoidance of any doubt, the Parties agree that the bank guarantee for the warranty period may be activated with the cumulative fulfillment of the following conditions:

-      During the warranty period referred to in Article 26 of this Contract appeared defects in performed Works caused by the Contractor’s fault or negligence;

–      Naručilac je pisanim putem upozorio Izvođača na uočene nedostatke i pozvao ga na sastavljanje zapisnika o reklamaciji kojoj je Izvođač obavezan da pristupi;

–   Izvođač nije otklonio nedostatke prema obostrano potpisanom zapisniku o reklamaciji ni u dodatno ostavljenom roku za otklanjanje nedostataka od minimum 30 dana a maksimum 40 dana;

–    Izvođač nije platio Naručiocu fakturu za otklanjanje nedostataka izdatu od firme koja je otklonila nedostatke koje je Izvođač propustio da otkloni.

PRENOS PRAVA I OBAVEZA

Član 29.

Nijedna strana nema pravo da prenese Ugovor u celini ili bilo kakvu korist ili interes koji sledi iz Ugovora bez prethodne saglasnosti druge Ugovorne strane.

RASKID UGOVORA

Član 30.

Ugovorne strane su saglasne, da će sve eventualne sporove rešavati sporazumno, a ukoliko to nije moguće spor će rešavati nadležni sud u Beogradu prema srpskom zakonodavstvu.

Član 31.

Svaka ugovorna strana ima pravo na jednostrani raskid ugovora u slučaju da nad drugom ugovornom stranom bude pravosnažno otvoren postupak stečaja, likvidacije ili da drugoj ugovornoj strani bude izrečena pravosnažna mera zabrane obavljanja privredne delatnosti.

-      The Client warned the Contractor in writing of the identified deficiencies and invited him to prepare a record of the complaint to which invitation Contractor is obliged to approach;

-      The Contractor has not remedied the defects according to the record of the complaint signed by the both parties in the additional deadline of minimum 30 days and maximum 40 days for elimination of defects

-      The Contractor has not paid to the Client an invoice for the elimination of defects issued by the company that has remedied the defects which the Contractor has failed to remove.

TRANSFER OF RIGHTS AND OBLIGATIONS

Article 29.

Neither Party shall assign the whole Contract or any benefit or interest in or under the Contract without the prior consent of the other Party.

TERMINATION

Article 30.

The Parties agree that all possible disputes will be dealt with by mutual agreement, and if this is not possible the dispute will be resolved by the competent court in Belgrade, in accordance with the Serbian legislation.

Article 31.

Each Party shall have the right to unilaterally terminate the contract in a case of final court decision on bankruptcy, on liquidation proceedings against the other Party or the enforceable measure of the prohibition of business activity being imposed on the other Party.

Član 32.

Svaka ugovorna strana ima pravo na jednostrani raskid ugovora u slučaju kašnjenja sa izvršenjem materijalne obaveza druge ugovorne strane u trajanju dužem od 30 dana uz prethodno dostavljanje pisanog obaveštenja preporučenom poštom u kojem je definisana ugovorna obaveza čije izvršenje je u kašnjenju, definisano vreme kašnjenja kao i dodatni rok za postupanje ne kraći od 30 dana.

U slučaju raskida ugovora, ugovorne strane se obavezuju da će u roku od 3 dana od dana raskida ugovora uz obavezno učešće Stručnog nadzora pristupe sačinjavanju zapisnika o stanju Radova na dan raskida u kvalitativnom i kvantitativnom smislu

Na osnovu sačinjenog zapisnika u dodatnom roku od 15 dana strane će uz obavezno učešće Stručnog nadzora izvršiti konačni obračun međusobnih potraživanja ugovornih strana koji će sadržati kumulativ izvedenih radova do dana raskida ugovora, ugovorne kazne, realizovani avans, naručen a neisporučen materijal / opremu i plaćanja po mesečnim situacijama.

MERODAVNO PRAVO

Član 33.

Ovaj Ugovor kao i sredstva obezbeđenja data po osnovu ovog ugovora podležu zakonima Republike Srbije.

Na sva pitanja koja nisu regulisana ovim ugovorom, primenjivaće se odredbe Zakona o obligacionim odnosima i ostalim zakonima primenjivim prema srpskom zakonodavstvu.

Article 32.

Each party shall be entitled to unilateral termination of the Contract in the event of a delay in the performance of the material obligations of the other party for a length of more than 30 days with the prior submission of a written notification by registered post in which the contractual obligation that is not performed is defined, the delay time is defined as well as the additional deadline for treatment not shorter than 30 days.

In the event of termination of the Contract, the Parties undertake to approve, within 3 days from the date of the termination of the Contract, the compulsory participation of the Site supervision, by making a record of the status of Works on the day of termination in qualitative and quantitative terms.

Based on the completed record in the additional 15-days period, the Parties will, with the obligatory participation of the Site supervision, make a final statement of mutual claims between the Parties that will contain cumulative works and all documented costs until the day of the termination of the Contract, contractual penalties and bonuses, realized advances, ordered but undelivered material / equipment and payments on monthly invoices.

APPLICABLE LAW

Article 33.

This Agreement as well as the securities given according this agreement shall be governed by and construed in accordance with the laws of the Republic of Serbia.

All matters not governed by this Agreement shall be governed by the Law on Contracts and Torts and other applicable laws of the Republic of Serbia.

POVERLJIVE INFORMACIJE

Član 34.

Ugovorne strane će čuvati kao poverljive sve informacije pribavljene od strane druge Ugovorne strane prilikom pregovora za zaključenje ovog Ugovora, zaključenja ovog Ugovora, kao i prilikom realizacije prava i izvršavanja obaveza predviđenih ovim Ugovorom.

Obaveza čuvanja poverljivih informacija ne odnosi se na informacije koje se smatraju javno dostupnim informacijama u skladu sa Merodavnim pravom.

Obaveza čuvanje poverljivih informacija podrazumeva, inter alia, sledeće obaveze Ugovornih strana:

–     da čuvaju kao poverljive sve informacije u vezi sa ovim Ugovorom, informacije pribavljene prilikom pregovora za zaključenje ovog Ugovora, zaključenja ovog Ugovora, kao i prilikom realizacije prava i izvršavanja obaveza predviđenih ovim Ugovorom;

–     da čuvaju kao poverljive sve informacije u vezi sa drugom Ugovornom stranom i pravnim i fizičkim licima koja se smatraju povezanim licima sa Ugovornom stranom u smislu Zakona o privrednim društvima (Službeni glasnik RS br. 36/2011, 99/2011, 83/2014 – drugi zakona, 5/2015, 44/2018, 95/2018, 91/2019,109/2021 i 19/2025);

–     da čuvaju kao poverljive sve informacije o poslovanju i poslovnoj strategiji i planovima druge Ugovorne strane;

–     da čuvaju kao poverljive sve materijale, dokumente i/ili informacije pribavljene od strane druge Ugovorne strane, njenih povezanih lica, poslovnih partnera i saradnika, kao i sve druge informacije o planiranim, započetim i/ili završenim poslovnim aktivnostima i/ili finansijskim aktivnostima i/ili planovima druge Ugovorne strane.

CONFIDENTIAL INFORMATION

Article 34.

The Parties shall keep confidential all information obtained from the other Party during negotiations for entering into this Contract, signing this Contract, as well as the exercise of rights and fulfillment of obligations determined by this Contract.

The obligation to keep confidential information does not refer to the information considered as publicly available information in accordance with the Applicable laws.

The obligation to keep confidential information includes, inter alia, the following obligations of the Parties:

-       to keep confidential all information relating to this Contract, information obtained during negotiations for the purpose of entering into this Contract, signing this Contract, as well as during exercise of rights and fulfillment of obligations referred to in this Contract;

-       to keep confidential all information regarding the other Party and the legal entities and persons considered as Party’s affiliates in accordance with the Law on Companies (Official Gazette of RS no. 36/2011, 99/2011, 83/2014 – other law, 5/2015, 44/2018, 95/2018, 91/2019, 109/2021 and i 19/2025);

-       to keep confidential all information regarding the business activities and business strategy and plans of the other Party;

-      to keep confidential all materials, documents and/or information obtained from the other Party, its affiliates, business partners and associates, as well as all other information regarding planned, initiated and/or finished business activities and/or financial activities and/or plans of the other Party.

Ugovorne strane su saglasne da obaveza čuvanja poverljivih informacija važi u periodu od 5 (pet) godina od Dana zaključenja.

Svaka od Ugovornih strana je dužna da obezbedi poštovanje obaveze čuvanja poverljivih informacija od strane njenih organa upravljanja, zaposlenih, pravnih, finansijskih i drugih konsultanata.

U slučaju povrede obaveze čuvanja poverljivih informacija od strane organa upravljanja, zaposlenih, pravnih, finansijskih i drugih konsultanata Ugovorne strane, Ugovorna strana je dužna da drugoj Ugovornoj strani nadoknadi stvarnu štetu prouzrokovanu povredom pomenute obaveze.

Svaka od Ugovornih strana može osloboditi drugu Ugovornu stranu obaveze čuvanja poverljivih informacija u pogledu određene informacije, materijala i/ili dokumenta.

Oslobođenje iz prethodnog paragrafa se daje isključivo u pisanoj formi, sa preciznom naznakom informacije, materijala i/ili dokumenta u pogledu kojeg je druga Ugovorna strana oslobođena obaveze čuvanja poverljivih informacija.

OBAVEŠTENJA

Član 35.

Sva obaveštenja, zahtevi, instrukcije, i bilo koji drugi vid komunikacije između Ugovornih strana u vezi sa ovim Ugovorom i ostvarivanjem prava i izvršavanjem obaveza iz ovog Ugovora moraju biti učinjeni u pisanoj formi, u skladu sa kontakt podacima (kontakt osoba, odgovarajuća adresa/e-mail adresa) navedenim u ovom članu.

Izuzetno, kratka obaveštenja i druga komunikacija koja nije vezana za izvršavanje suštinskih obaveza iz ovog Ugovora, uključujući ali ne ograničavajući se na zakazivanje sastanka između Ugovornih strana, može biti učinjena usmeno, telefonskim putem, u skladu sa kontakt podacima (kontakt osoba, broj telefona) navedenim u ovom članu.

The Parties agree that the obligation to keep confidential information shall be valid for the period of 5 (five) years from the Effective date.

Each of the Parties is obliged to provide the compliance with the obligation to keep confidential information by its management bodies, employees, legal, financial and other consultants.

In case of a breach of the obligation to keep confidential information by the Party’s management bodies, employees, legal, financial and other consultants, such Party is obliged to compensate the other Party for the real damages caused by the breach of the mentioned obligation.

Each of the Parties may deliberate the other Party from the obligation to keep confidential information in respect to certain information, material and/or document.

Deliberation referred to in the previous paragraph is exclusively issued in writing, with the precise indication of information, material and/or document in respect to which the other Party is deliberated from the obligation to keep confidential information.

NOTICES

Article 35.

All notifications, requests, instructions and any other type of communication between the Parties relating to this Contract, exercise of rights and fulfillment of obligations referred to in this Contract shall be made in writing, in accordance with the contact details (contact person, suitable address/e-mail address) specified in this Article.

Exceptionally, short notices and other communication not connected with the fulfillment of essential obligations from this Contract, including, but not limited to scheduling meetings between the Parties, may be done verbally, by phone, in accordance with the contact details (contact person, phone number) specified in this Article.

Kontakt podaci za dostavljanje obaveštenja, zahteva, instrukcija, svih dokumenata i bilo koji drugi vid komunikacije između Ugovornih strana su sledeći:

Za Naručioca

Kontakt osoba: _______________

Adresa: _____________________

Broj telefona: ________________

E-mail: __________@_________

Za Izvođača

Kontakt osoba: Vesna Prodanovic

Adresa:

Broj telefona:

E-mail adresa:

U slučaju promene kontakt podataka navedenih u prethodnom stavu, Ugovorna strana čiji su kontakt podaci promenjeni je dužna da drugu Ugovornu stranu obavesti o takvoj promeni najkasnije narednog Radnog dana.

Član 36.

Smatraće se da je obaveštenje i bilo koji drugi vid komunikacije dostavljen drugoj Ugovornoj strani:

–     u slučaju dostavljanja preporučenom poštom ili kurirskom službom, u trenutku potpisivanja potvrde o prijemu pošiljke ili

–     u slučaju slanja e-mailom, u trenutku kada se predmetna e-mail poruka pojavi u inbox (primljeno) folderu primaoca e-maila.

Ukoliko dostavljanje na način naveden u prethodnom stavu nastupi nakon 17.00h tokom Radnog dana, ili na dan koji se u skladu sa Merodavnim pravom smatra neradnim danom, smatraće se da je dostavljeno izvršeno prvog narednog Radnog dana u 09.00h.

Contact details for delivering notifications, requests, instructions, all documents and any other type of communication between the Parties are, as follows:

For the Client

Contact person: Kung Lok CHIU

Address:

Phone:

E-mail:

For the Contractor

Contact person: Vesna Prodanovic

Address:

Phone:

E-mail address:

In case of a change of contact details referred to in the previous paragraph, the Party whose contact details have been changed is obliged to inform the other Party regarding such change the next Business Day the latest.

Article 36.

It shall be deemed that the notification and any other type of communication has been delivered to the other Party:

-       in case of delivery by registered mail or courier, in the moment of singing the delivery receipt, or

-      in case of sending by e-mail, in the moment when the subject e-mail message appears in the inbox (received) folder of the e-mail recipient.

In case the delivery in the manner referred to in the previous paragraph occurs after 05.00pm during a Business Day, or during the day considered as a non-business day in accordance with the Applicable laws, it shall be deemed to be received on the first next Business Day at 09.00am.

NEZAVISNOST

Član 37.

Nepunovažnost jedne ili više odredaba ovog Ugovora neće uticati na punovažnost ostalih odredaba i samog Ugovora.

Svaka od obaveza iz ovog Ugovora će se tretirati kao posebna obaveza i biće kao takva nezavisno izvršiva u slučaju da bilo koja obaveza ili obaveze postanu neizvršive u celosti ili delimično. U obimu u kom su bilo koja odredba ili odredbe ovog Ugovora neizvršive, smatraće se da su iste uklonjene iz ovog Ugovora i takvo uklanjanje neće biti od uticaja na izvršivost preostalog dela Ugovora pod uslovom da bitni elementi ovog Ugovora ostaju neizmenjene.

ZAVRŠNE ODREDBE

Član 38.

Ovaj Ugovor je sačinjen u dva istovetna dvojezična primerka na engleskom i srpskom jeziku, po jedan primerak za svaku Ugovornu stranu.

U slučaju nesaglasnosti između verzija ovog Ugovora na engleskom i srpskom jeziku, verzija Ugovora na srpskom jeziku smatraće se preovlađujućom.

Član 39.

Ovaj Ugovor predstavlja potpuni dogovor između Ugovornih strana u pogledu njegovog predmeta i ima prednost u odnosu na sve prethodne dogovore u vezi sa predmetom ovog Ugovora, bilo usmene ili pisane.

Član 40.

Sve izmene ovog Ugovora biće punovažne samo ukoliko su sačinjene u pisanoj formi i propisno potpisane od strane Ugovornih strana.

SEVERABILITY

Article 37.

The invalidity of one or more provisions of this Contract shall not affect the validity of the other provisions and the Contract itself.

Each and every obligation under this Contract shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Contract are unenforceable they shall be deemed to be deleted from this Contract and any such deletion shall not affect the enforceability of the remaining part of this Contract provided that the fundamental terms of this Contract are not altered.

FINAL REGULATIONS

Article 38.

This Contract is made in two identical bilingual copies in English and Serbian language, one copy for each Party.

In the event of a discrepancy between the English and Serbian version of this Contract, the Serbian version of the Contract shall prevail.

Article 39.

This Contract constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter.

Article 40.

Any amendments to this Contract shall be valid only if made in writing and duly signed by both Parties hereto.

Bilo koji datum ili period naveden u bilo kojem delu ovog Ugovora može biti produžen pisanim sporazumom Ugovornih strana.

Član 41.

Svaka od Ugovornih strana će snositi svoje troškove nastale prilikom pripreme ovog Ugovora.

KAO POTVRDU NAVEDENOG, ovlašćeni predstavnici Strana potpisuju ovaj Ugovor

IZVOĐAČ /CONTRACTOR:

________________

Vesna Prodanović

Director /Direktor

________________

Dragan Brkić

Director /Direktor

________________

Ognjen Kisin

Countersignature /Supotpisnik

Any date or period as set out in any part of this Contract may be extended with the written consent of the Parties failing which time shall be of the essence.

Article 41.

Each party shall bear its own expenses incurred in preparing this Contract.

IN WITNESS WHEREOF, the authorized representatives of the Parties shall sign this Agreement

NARUČILAC/ CLIENT:

__________________

Kung Lok CHIU

Director/Direktor